Exhibit 8.1

Morgan, Lewis & Bockius LLP 1111 Pennsylvania Avenue, NW Washington, DC 20004-2541 Tel. +1.202.373.6000 Fax: +1.202.373.6001 www.morganlewis.com

November 15, 2018

Invesco Capital Management LLC

as Managing Owner of Invesco DB

Multi-Sector Commodity Trust and

Invesco DB Energy Fund and

Invesco DB Oil Fund and

Invesco DB Precious Metals Fund and

Invesco DB Gold Fund and

Invesco DB Base Metals Fund

3500 Lacey Road, Suite 700

Downers Grove, Illinois 60515

RE:

Invesco DB Energy Fund, Invesco DB Oil Fund, Invesco DB Precious Metals Fund, Invesco DB Gold Fund and Invesco DB Base Metals Fund Registration Statement on Form S-1 filed with the Securities and Exchange Commission on November 15, 2018.

Ladies and Gentlemen:

We have acted as your counsel in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Form S-1, filed with the Commission on November 15, 2018, including the Prospectus and all documents incorporated and deemed to be incorporated by reference therein (the “Registration Statement”), of the Invesco DB Energy Fund, Invesco DB Oil Fund, Invesco DB Precious Metals Fund, Invesco DB Gold Fund and Invesco DB Base Metals Fund (each, a “Fund” and collectively, the “Funds”), each a series of the Invesco DB Multi-Sector Commodity Trust (the “Trust”), which is a Delaware statutory trust organized on August 3, 2006.

We have reviewed such documents, questions of law and fact and other matters as we have deemed pertinent for the purpose of this opinion. Based upon the foregoing, we hereby confirm our opinion contained under the heading “Material U.S. Federal Income Tax Considerations” in the Prospectus that each Fund will be classified as a partnership for U.S. federal income tax purposes.

Invesco Capital Management LLC

November 15, 2018

We also advise you that the tax discussion under the captions “Risk Factors – Tax Risks,” “Summary – U.S. Federal Income Tax Considerations,” and “Material U.S. Federal Income Tax Considerations” in the Prospectus correctly describes the material aspects of the U.S. federal income tax treatment to a United States individual taxpayer, as of the date hereof, of an investment in any of the Funds.

Our opinion represents our best legal judgment with respect to the proper U.S. federal income tax treatment of each Fund and United States individual taxpayers investing in any such Fund, based on the materials reviewed. Our opinion assumes the accuracy of the facts as represented in documents reviewed or as described to us and could be affected if any of the facts as so represented or described are inaccurate. For purposes of our opinion, we have expressly relied on the representations made to us by an officer of the managing owner of each Fund, which we have assumed are correct and complete in all respects.

Our opinion is based on the Internal Revenue Code of 1986, as amended, the Treasury Regulations thereunder, administrative interpretations, and judicial precedents as of the date hereof. If there is any subsequent change in the applicable law or regulations, if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, or if there are any changes in the facts or circumstances, our opinion expressed may become inapplicable. It is possible that any such change could be retroactive in its application to the Funds.

We hereby consent to the filing of our opinion as Exhibit 8.1 to the Registration Statement and to the use our firm name under the caption “Material U.S. Federal Income Tax Considerations” of the Prospectus in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of person whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP